Exhibit 10.13
D8868
Copy to: colleagues
Number of attachments: 4 (Measurement Plan — plan “draft” — place description — settlement
Provincial Council and Authorization Delegation:
Transfer of deed: deed + only attachments 1 and 2
Transfer leasehold/building            Rep : 923
THE YEAR TWO THOUSAND AND TEN
On October twenty-nine
Before me, Katrien EERENS, associated notary in Geel, keeper of the original, en Philippe COLSON, associated notary in Geel
HAVE APPEARED
     1. The inter-municipal service association CIPAL, public entity, residing at 2440 Geel, Cipalstraat 1, company number VAT BE 0219.395.192, Registry Legal Entity Turnhout, founded as a civil partnership with the commercial format of a cooperative partnership, named “CENTRUM VOOR INFORMATIKA PROVINCIE ANTWERPEN” (Centrum for Computer science Province Antwerp), deed granted before notary Hugo Larose, then in Antwerp, on February 13, 1979, published in the Annex to the Belgian Official Journal of May 10, 1980 under number 980-1, approved by Royal Order of April 2, 1979; whose statutes were amended several times, and last by virtue of an extraordinary general meeting of which a procès-verbal was drawn up by notary Alex Benijts, in Geel, on December 19, 2008, approved by order of March 13, 2009 of the Flemish government and published in the annex to the Belgian Official Journal of April 16, 2009 under number 09055636.
     Here represented according to article 28 of the statutes by the Chairman of the Board and another director acting together, namely:
- Mr. HELSEN Ludo Thomas Angele, Chairman of the Board, born in Berlaar on June 2, 1944, IK 590-8137605-10 RR 44.06.02-069.61, residing at 2431 Laakdal, Oude Geelsebaan 19;
appointed as director for a period of 6 years by virtue of a special general meeting dated March 16, 2007 and appointed as Chairman of the Board by virtue of the Board dated March 16, 2007, of which an excerpt was published in the annex to the Belgian Official Journal of May 15, following number 07070464; and
- Mr. WAUTERS Lucien Jean Felix, Director-Secretary, born in Lot on June 19, 1949, IK 590-3729457-27, RR 49.06.19-165.36, residing at 1600 Sint-Pieters-Leeuw, Victor Nonnemansstraat 54/2;
appointed as director for a period of 6 years by virtue of the general meeting of March 16, 2007 and appointed as director-secretary by virtue of the Board dated March 16, 2007, of which an excerpt was published in the annex to the Belgian Official Journal of May 15, following number 07070464.
     Hereinafter ‘the seller’ or ‘the transferor’.
     2. The limited liability company GENZYME FLANDERS, residing at 2440 Geel, Cipalstraat 8, company number VAT BE 0475.955.046, Registry Legal Entity Turnhout, founded as a public limited liability company, deed granted before notary Luc Talloen in Leuven on October 30, 2001, published in the Annex to the Belgian Official Journal of November 17 under number 20011117-29, whose statutes were amended several times and whose format was changed to a private company with limited liability by virtue of an extraordinary general meeting of which a procès-verbal was drawn up by notary Vincent Vroninks in Elsene on December 21, 2005, published in the annex to the Belgian Official

Journal of February 28, 2006 number 06041895, whose statutes were amended in the end by virtue of an extraordinary general meeting of which a procès-verbal was drawn up by notary Vincent Vroninks in Elsene on January 14, 2010, published in the annex to the Belgian Official Journal of January 25, 2010 number 10013708,
     Here represented according to article 14 of the statutes by the following manager acting alone, without time limitation:
- Mr. HOUWEN Petrus Cornelis Gerardus, born in Nijmegen on April 16, 1967 RR 67.04.16-479.88, residing at 1981 Hofstade, Tervuursesteenweg 142,
     Appointed as manager by virtue of the general meeting held on June 19, 2009, published in the Annex to the Belgian Official Journal of September 28 under number 09136248, with the authority to act independently pursuant to the decision of the extraordinary general meeting dated June 25, 2010, published in the Annex to the Belgian Official Journal of July 27, 2010 number 10112185.
     Hereinafter ‘the buyer’ or ‘the transferee’.
WITH REGARD TO THE FOLLOWING PROPERTY
City of GEEL (third section — article number 15627)
     A plot of land with administrative building, located at Cipalstraat 1, cadastred according to the recent cadastral extract under district K numbers 68/D/part and 48/L/part, with a measured surface area of eighty-six ares twenty-one centiares (86a 21ca).
     As the property is depicted on ‘Lot 1’ on the measurement plan dated July 1, 2010 drawn by Mr. Guido Van Roy, his office being at 2370 Arendonk, Heirbaan 40, land surveyor expert, sworn by the Court of First Instance in Turnhout, hereinafter “measurement plan” which remains attached to this deed (attachment 1).
     Hereafter also called “the property”.
     Attendees declare to know the properly well and declare this description to be precise enough to accept; they relieve each other and the notaries of including here a more detailed description.
     ORIGINS OF PROPERTY
     Foresaid property belongs to:
- the PROVINCE OF ANTWERP, lease giver
- the transferor/ seller CIPAL, lease holder
The buyer / transferee CIPAL declares to be lease holder of the property to — under larger surface area — have obtained lease from the PROVINCE OF ANTWERP,
* partly by virtue of deed settlement leasehold (for a period of fifty years starting from December 28, 1989), granted in the presence of notary Hélène Casman, then in Antwerp on December 28, 1989, transferred to the second mortgage office in Turnhout on December 28, 1989, book 3236 number 6; with regard to the goods located in Geel in de Cipalstraat cadastred according to title district K numbers 54/L, 55/C, 55/F, 55/H, 67/A, 67/C, 67/D and parts of numbers 47/A, 48/D, 54/D, 54/M en 68, sized in total three hectares thirty-one ares five centiares (3ha 31a 05ca),
* partly by virtue of deed leasehold (for a period starting on February 9, 2001 and ending December 27, 2039) granted before notary Marc Bogaert in Geel on February 9, 2001, transferred to second mortgage office in Turnhout on February 15 number 77-T-15/02/2001-01262: with regard to the goods located in Geel in de Cipalstraat cadastred according to title district K numbers 44/C, 47/C, 68/B and 69/C, size sixty-nine ares fifty centiares (69a 50ca) and district K part of number 54/P size 2 ares seventy centiares (2a 70ca)
     GENERAL PROVISION

The transferor/seller and the transferee/buyer explicitly agree that the hereafter mentioned “long lease transfer” and “building sales” are dependent legal transactions that are inseparably tied to each other.
     The attending parties request that we, the notaries to draft, after this exposition, the public instrument of the following agreement directly convened between the two of them.
1. TRANSFER OF LONG LEASE
     The transferor, for his part (CIPAL), declares hereby that he cedes and transfers his long lease rights to the property (granted by the ANTWERP PROVINCE) free, clear and unencumbered by any privilege or mortgage, to the transferee (GENZYME FLANDERS) who accepts, such under the hereafter mentioned conditions:
     The transferee thus takes from the transferor all the rights and duties that result from the long lease granted by the ANTWERP PROVINCE to transferor CIPAL as per the hereafter mentioned public instruments, however ONLY insofar as these relate to the described properties, subjects of this deed:
- on one hand the deed establishing a long lease executed by notary Hélène Casman, at the time in Antwerp on December 28, 1989: regarding the properties located at Geel, on Cipalstraat registered in the land registry under the rubric district K, numbers 54/L, 55/C, 55/F, 55/H, 67/A, 67/C, 67/D and parts of numbers 47/A, 48/D, 54/D, 54/M and 68, with a total area of three hectares, thirty one ares and five centiares (3ha 31a 05ca),
- on the other hand the deed establishing a long lease executed by notary Marc Bogaert, at the time in Geel on February 9, 2001: regarding the properties located at Geel, on Cipalstraat registered in the land registry under the rubric district K, parts of numbers 44/C, 47/C, 68/B and 69/C with an area of sixty nine ares, fifty centiares (69a 50ca) and district K, part of number 54/P with an area of two ares, seventy centiares (2a 70ca), provided the following adjustments are made regarding duration, annual compensation and enjoyments set forth below in points A), B) and C).
     ADJUSTMENT TRANSFERRED LONG LEASE
     A/REGARDING THE DURATION
      Both long leases, the one established by the aforementioned deed of notary Casman, dated December 28, 1989 as well as the one established by the aforementioned deed of notary Bogaert, dated February 9, 2001, were established for a term expiring on December 27, 2039.
     The terms of both long leases are hereby extended in regard to the property, subject of the current long lease transfer, to jointly expire on June 24, 2097.
     B/REGARDING THE ANNUAL COMPENSATION/GROUND RENT.
      The annual ground rent for the real estate, subject of the current long lease transfer is set at one euro and twenty four cents (€ 1, 24) per square meter, indexed based on the consumer price index of October 2002 (base of 1996) (111.09) and as a new index the consumer price index of September 2010 (base of 1996) (131.31).
     The total amount is calculated based on the surface, as indicated on property maps in the current deed; and the rates, established by the Antwerp provincial council in the meeting of September 23, 2010.
     The basic ground rent thus amounts to twelve thousand six hundred and thirty five euros and seventy eight cents (€ 12,635.78).
     This basic ground rent is adjusted yearly on the expiration date of the current long lease agreement, based on the index of consumer prices, with the new ground rent calculated by multiplying the basic ground rent by a fraction whose denominator is equivalent to the index for September 2010 and the numerator being equivalent to the index of the month following the adjustment.

     The ground rent is payable within two months of the annual expiration date. Failing payment within the established term a late payment interest shall be owed by law and without further notice on a yearly basis, based on the legal late payment interest calculated month of delayed payment, with each month or fraction thereof to be counted as a full month.
     C) REGARDING ENJOYMENT:
     The transferor shall nevertheless retain the enjoyment of part of the land, subject of the current agreement, explicitly the section indicated by hatching on the draft map, which shall remain attached to the current deed (however, without any description) (appendix 2) to be made freely available to the transferee the latest three years from today.
     The transferee guarantees the transferor that besides the enjoyment of the administrative building, mentioned under 2.1 below, transferor also retains the enjoyment of 60 temporary parking spaces near the administrative building. At present the transferor/seller uses 60 parking spaces in front of the administrative building. The transferor may continue using these as log as the transferee has not initiated construction activities at this location. If construction activities are initiated by transferee and, consequently, these parking spaces become wholly or partially unavailable to the transferor then the transferee ought to provide transferor, free of cost, “replacement visitor parking” described hereafter -to be built and paid for by transferee.
     At any given moment there ought to exist 60 temporary parking spaces for the transferor, either in front of the administrative building or in the “replacement visitor parking”.
     These temporary parking spaces remain available to the transferor until the last of the following two dates:
     (i) the effective release of the administrative building by the seller;
     (ii) the moment when there are 60 permanent parking spaces available to the transferor at the technology section in Geel, either in an underground parking garage or an above ground parking deck near the CIPAL buildings (this date is only valid only if the transferee/buyer confirms making available 60 permanent parking spaces, mentioned hereafter as part of price reduction).
     The application of aforementioned point (ii) may not result in transferee having to keep 60 temporary parking spaces available to the transferor for a period longer than six years from today.
     The transferee obtains enjoyment of the other grounds starting today.
     The transferor already gave permission to transferee on June 29, 2010 to execute the following preparatory work at the responsibility of and paid for by transferee, contingent upon obtaining the required permits:
- placing site separations as indicated on the draft map (appendix 2)
- installing a replacement visitor parking for the transferor as indicated in yellow on the draft map (appendix 2).
     Concerning the sections of the grounds to which transferor has retained enjoyment as aforementioned, transferor and transferee declare
- that they have previously drawn, at the expense of the buyer, a joint inventory of fixtures and lands (through the services of an expert), an original version of which will remain affixed to this deed in order to be registered with it (however, without description) (appendix 3).
2. SALES OF THE BUILDING

     The seller declares hereby that he sells, cedes and transfers, subject to the usual legal guarantees free, clear and unencumbered of any privileges and mortgages to buyer, who accepts, the administrative building (hereafter named “building”) that is part of the previously described realty under the hereafter mentioned conditions:
     1. Ownership-Enjoyment-Use.
     Seller shall acquire ownership of the sold building starting today through the end of the long lease (being June 24, 2097).
     Enjoyment. Seller declares that the administrative building is used by him and will be made available the latest 3 years from today.
     From today up to the date on which seller effectively makes the building available, seller shall not owe buyer ANY compensation for usage. Seller may not levy rent on the property.
     Seller’s obligations during the enjoyment of the building.
      Seller and buyer declare that they have previously drawn a joint inventory of fixtures and lands (through the services of an expert), pertaining to the administrative building and the grounds at buyer’s expense.
     As long as the seller still has enjoyment of the administrative building he shall be responsible for all expenses and burdens of maintenance and repair of the building which the leaseholder is legally responsible for (costs the lessor is legally responsible for will be the buyer’s responsibility).
     Buyer assures seller that seller may continue his activities during the enjoyment of the administrative building without unreasonable noise nuisance. During this period buyer and seller shall, by joint deliberation, be responsible for the continuity of activities in the administrative building and on the site.
     Seller and buyer are not allowed to make any changes, alterations or embellishments to the administrative building WITHOUT previous joint written agreement.
     Seller commits to fully vacate and meticulously clean the administrative building at the end of his enjoyment (or, the latest 3 years from today).
     The risk of the property is transferred to buyer today.
     2. Burdens.
     Buyer assumes responsibility for his portion of the real estate tax as well as for the current or contingent to be established county taxes on the sold administrative building from the initial moment of his enjoyment of the building though use.
3. ADDITIONAL CONDITIONS OF TRANSFER/SALES
     1. Condition of the property — Dimensions.
     The transferee/buyer will accept the property (land and administrative building) in:
     -as is, as described in the aforementioned joint inventory of fixtures and lands (aforementioned appendix 3).
     -without safeguards regarding visible or hidden defects, unmitigated by that which is hereafter mentioned in the section titled “Soil Remediation”.
     - without safeguards regarding the indicated larger surface area; any difference, even if it were one twentieth or more shall be to the advantage or disadvantage of the buyers, without recourse against sellers.
     Indications on the grounds map and the draft map, referred to in describing the property, are the responsibility of the map maker; the notaries are not responsible for this.
     The transferor/seller explicitly declares he does not know of any hidden defect that could affect the administrative building.

     2. Easements.
     The rights on the property and administrative building are transferred/sold with all their suffering and prevailing, continuing and no-continuing, visible and invisible easements, with all wall systems that may burden or favor it. Transferee/buyer is free to opposes the disadvantages and make the advantages count for him, all of this though on his own account and at his own risk, without the intervention of the transferor/seller nor redress against him; this is not a standard clause but rather an explicit condition of the transfer/sale.
     Seller declares not to know of any easements which burden the transfer, except those which could result from his ownership, and which he has personally allowed, except for what is mentioned in both aforementioned leases dated December 28, 1989 and February 9, 2001:
“In aforementioned deed executed on March nineteenth nineteen hundred fifty seven (being a deed of sales executed by the Antwerp province on March 19, 1957) the following is mentioned:
“In this regard it is explicitly stipulated that the sold parcels have rights of road alongside the existing service roads marked in yellow on above mentioned map”
“The lease taker is required to comply with the obligations that result from this and is allowed to use the rights derived therefrom to his advantage”.
     Transferee/buyer is subrogated in the rights and duties contained in the above mentioned stipulations as far as these are still applicable to the transferred/sold property, without this clause having the power to confer further rights to third parties than those which result from regular an unexpired laws.
     The properties are transferred/sold free from the split grounds rights or easement of original common ownership so they must be considered to never have belonged together with any other goods, to one and the same owner. The Transferee/buyer declares that, together with the hereby transferred goods and the surrounding properties two separate properties belong to him, onto which no easement has been attached.
     3. Taxes.
     Transferee/buyer shall be responsible, from the moment of initial enjoyment, for all taxes which the transferred/sold property is, or might eventually be burdened with.
     4. Insurance.
     Buyer declares knowing that if the sold property is insured against fire and other hazards this insurance ends by law three months after the date of this current deed and may even expire earlier due to the expiration of its term or other reasons.
     Buyer declares he will be responsible, starting today for get insurance for the sold property and is appraised of the fact that seller (as owner) may cancel his current insurance policy any day, starting today.
     Seller agrees to get insurance as a “user”, starting today until the property is freely available to the buyer (maximum 3 years as of today)
     4. Utilities.
     Buyer is required to take over all eventual existing contracts regarding water, gas or electricity provision for the building from the day of initial enjoyment.

     Seller declares that the buildings Cipal A and Cipal B, as indicated on the attached map (appendix 1) are currently dependent on each other regarding utilities. Buyer shall be responsible for at own expense and risk for the correct turning off and installation, the latest at the moment of initial enjoyment.
     5. Partitions and boundary.
     The rights on the property and the administrative building are also transferred/sold with all rights and duties related to eventual walls, hedges or other fencing that divide the transferred/sold property from adjacent properties.
     Buyer shall, at his own expense, upon initial enjoyment be responsible for placing fencing according to the parcel boundaries of the seller as indicated on the aforementioned map (appendix 1). The hydrant, the lighting, the container storage, the underground sprinkler system and the bicycle shed shall be moved by seller at buyer’s expense.
     The costs of shutting off of pipes, eventual security systems, parcel boundaries (this not being an exhaustive listing) are at the transferee/buyer’s expense. Transferor/seller and transferee/buyer agree that for the execution of these works they will consult with each other ahead of time.
     6. Urban planning.
     1.) Seller declares that the property, subject of the current deed, is not subject to any expropriation procedure or any measure taken in the context of the protection of Monuments and Landscapes.
     2.) If the property happens to be fully or partially subject to expropriation, setback line requirements, regarding front property construction and back property construction, urban planning requirements or any government decisions or regulations, the transferee/buyer shall comply with all prescriptions of each, without recourse against the transferor/seller for loss of land, refusal of entry to buildings or any other reason whatsoever.
     3.) Transferor/seller declares not having any knowledge of infringements on any Urban Planning laws that might relate to the hereby transferred/sold property. Seller states that he obtained all the necessary legal permits for constructions made during his period of ownership. He also states in good faith to have no knowledge of illegal constructions from before he was owner.
     4.) Executing notary and transferor/seller state, following article 5.2.1. of the Flemish Code of Spatial Planning as evidenced in the urban planning extracts of sold/transferred properties by the city of Geel on October 19, 2010 (for numbers 68/D and 48/L) of which buyer/transferee acknowledges having received a copy previously:
     10 that for the real estate, the building permits/urban planning permits mentioned hereafter are issued (according to the hereafter mentioned urban planning extract dated October 19, 2010):
     20 that the most recent urban planning destination for the property is:
*according to the EIP Technology zone approved on 03/01/2002: buffer zone, zone for public use aimed for high level technological industry, zone for high level technological industry, public lands,
*according to the Herentals-Mol regional plan: areas for public services and public use,

     30 that, as is evident from the mortgage certificate and the declaration of the seller, no summons has been served for the property according to article 6.1.1 or 6.1.41 through 6.1.43 of the Flemish Code of Spatial Planning.
     The mortgage certificate does have the following note in the margins:
77-M-21/02/2002-01280 contra CIPAL:
     “INFRINGEMENT URBAN PLANNING
     Comment
     Regards: regularization
     Preliminary certificate (art 158 of the decree from 05/18/1999 regarding the organization of spatial planning) dated December 13, 2001, of the urban planning inspector from the Ministry of the Flemish Community Department of Living Environment and Infrastructure in Antwerp comprising an affirmation of payment of the transaction amount and the petition of a regularization permit for C.V. CIPAL at Geel, in execution of a settlement proposal regarding the real estate located at Geel, division 3, section K number 68/B and 56/A.
     This certificate does NOT affirm that the petitioner has or will have the permit nor does it create any rights as to the getting such permit.”
     Seller/transferor, CIPAL, states hereby emphatically in regard to mentioned margin note that a REGULARIZATION PERMIT was issued afterward, specifically on April 24, 2002 for the implanting of an “expansion of CIPAL” and outdoor construction, mentioned further in the urban planning extract (dossier number SV6824445).
     40 that there is no sales rights on the described property as provided in article 2.4.1 of the Flemish Code of Spatial Planning;
     50 that no parceling/allotment permit is applicable on the property,
     60 that no as-built certificate has been delivered, which is mandatory according to article 4.2.12, § 2,20 Flemish Code SP.
     Aforementioned urban planning extract mentions, among other things, the following:
“parcel information”: land registry division: GEEL 3 div — Section K — parcel number: 68D, 48L, 48N — Land Registry type: administrative building and right of way.
I. PLANS:
- Extraordinary installation plan (EIP): plan name: Technology zone, approval date 03/01/2002:
destination 1: buffer zone
destination 2: zone for public use aimed for high level technological industry destination 3: zone for high level technological industry
destination 4: public lands
- Herentals-Mol regional plan (prescriptions of an RUP, EIP or allotment have priority above the regional plan): approved on 07/28/1978: destination: areas for public services and public use,
II. PERMITS OVERVIEW:
-dossier number SV5510861, type of works: infrastructural works technology zone.
petitioner: Province government of Antwerp, permitted on 02/19/1992, parcel 3 K 68A,
-dossier number SV3498035, type of works: expansion of existing pharmaceutical production unit, petitioner Genzyme Flanders, permitted on 05/12/2003, parcel 3 K 44C,
-dossier number SV4206750, type of works: adaptation of the right of way, petitioner: Cipal, permitted on 12/22/2003, parcel 3 K 68A,

-dossier number SV14605162, type of works:modification of the outdoor constructions of the Cipal site in Geel, status: wait on advice, parcel 3 K 68A,
-dossier number SV2408415, type of works: expansion of a production unit, petitioner Genzyme Flanders, permitted on 09/02/2002, parcel 3 K 44C,
-dossier number SV2264418, type of works: construction of two bicycle sheds and one container storage, petitioner CIPAL, permitted on 06/17/2002, parcel 3 K 68A,
-dossier number SV6229345, type of works: erecting a prefab High voltage boot, petitioner Antwerp Province government, permitted on 11/13/1998, parcel 3 K 68A,
-dossier number SV 2448961, type of works: erecting pigsties and calf stables, petitioner Antwerp Province government, permitted on 10/12/1966, parcel 3 K 68A,
-dossier number SV5427808, type of works: new construction of offices, petitioner CIPAL, permitted on 10/28/1991, parcel 3 K 68A
-dossier number SV6029668, type of works: adaptation of right of way, petitioner CIPAL, permitted on 10/09/2001, parcel 3 K 68A,
-dossier number SV14537970, type of works: PARKING building a temporary parking for Cipal, petitioner Genzyme Flanders, permitted on 10/18/2010, parcel 3 K 68D,
-dossier number SV14643362, type of works: office, petitioner Cipal, permitted on 12/23/1999, parcel 3 K 68D,
-dossier number SV5807891: type of works: new construction of three office units, petitioner INnet, permitted on 01/31/1994, parcel 3 K 68A.
-dossier number SV6824445: type of works: regularization of changed functions, canopy, entrance hall and implantation, petitioner CIPAL, permitted on 04/24/2002, parcel 3 K 68C,
Construction crimes: no data found,
Allotments: no data found,
Allotment changes: no data found,
Urban planning certificates: no data found,
Buildings and constructions: no data found.
III. ENVIRONMENT
-As far as is known is there an unexpired environmental permit (or ARAB-exploitation permit, or a water discharge permit, or a permit for garbage processing or groundwater harvesting) in effect on this property: yes,
—As far as is known is there an activity executed on the premises and/or is/was there an establishment located there, mentioned in appendix 1 at VLAREBO: — (no answer),
-the county has a certificate for the real estate from the OVAM register of soiled grounds: no ....
V. PROTECTION OF HERITAGE PROPERTY:
-As far as is known is the property listed on a list of protected archeological monuments and/or zones: yes, archeological zone F (zone of attention). F means it is an archeological zone of attention and that ground disturbances require continued archeological advice during the first planning phase.
     5.) Division: Please note that in pursuance of article 5.2.2. of the Flemish Code of Spatial Planning undersigned notary notified the council of Mayor and Aldermen of the city of Geel per writing of October 18, 2010 of the division which led to the current sale. She has participated at the bottom of the aforementioned urban planning extract dated October 19, 2010:

This petition is situated in a planning certificate, approved by deputation by the province of Antwerp in the meeting of August 26, 2010. Regarding the division there are no remarks.
     No allotment or urban planning permits were issued for the division; there is no certainty about the possibility to construct on the property or to erect any permanent or temporary buildings that could be used for occupation.
     6.) Executing notary asks attention of the appearing parties for article 4.2.1. of the Flemish Code of Spatial Planning (regarding permit mandated actions), as well as article 6.1.1., first paragraph of aforementioned Code (sanctions for non-compliance with the duty to inform). Transferee/buyer states, in pursuance of article 6.3.1. of aforementioned Code to renege on the regulation of annulment based on the obligation to provide information because any eventual lack of obligation to provide information has been corrected by the publicity and private deed (article 5.2.5. of the Code) by the current public instrument.
     7.) Woods. Transferor/seller declares that the transferred/cold property does not contain woods and that the stipulations of the woods decree are thus not applicable to this sale.
     8.) Transferor/seller states that he agrees with the necessary destination change of the technology zone in Geel, as shown in the planning certificate obtained by the transferee/buyer on August 26, 2010, of which transferee/buyer recognizes having a copy in his possession.
     7. Soil remediation.
     1.) transferor/seller declares EMPHATICALLY that the land, subject of current deed is as far as he know not an at-risk-land. This means that there are nor did exist any risk installations on this land, such as industrial plants, factories, warehouses, machines, installations, equipments and activities that may entail a high risk of ground pollution according to article 6 of the Soil Decree.
     Transferor/seller declares and confirms explicitly that risk activities mentioned in the environmental permits issued to CIPAL (mentioned among other places in section 11.1.2., current rubric number 11.1.10 b) were NEVER executed on the land, subject of this current deed, being the full land registry parcel numbers 68/D and 48/L (even though the environmental permits were eventually issued in part for these parcel numbers — as participated by the environmental service of the city of Geel). Consequently, the transferor/seller again emphatically guarantees that the land, subject of this current deed is not at-risk-land.
     2.) Transferor/seller states that transferee/buyer has been appraised, before closing the original agreement, of the contents of the soil certification delivered by OVAM on May 31, 2010 in pursuance of article 101 §1 of mentioned Decree. Each Soil certification states:
“2 Contents of the soil certification
OVAM does not have relevant data for this property regarding soil quality.
This soil certification replaces all previous certifications.
Remarks
1 At-risk-lands may only be transferred if an orientation investigation is sent beforehand to OVAM, mentioning the transfer.
2 Additional information about the transfer regulations: www.overdracht.ovam.be.

3 If soil is excavated, taken away or received the rules earth moving apply. More information: www.ovam.be.grondverzet.”
     3.) Transferor/seller declares, regarding the land that is subject of current deed, to being aware of any soil pollution which may cause damage to the transferee/buyer or to third parties, or which can provide cause for cleaning obligations, usage limitation or other measures the government can impose in this regard.
     4.) Based on the above declarations the notary confirms that the stipulations of the soil decree have been followed in regard to the transfer of the lands.
     5.) Insofar as the above declaration by the transferor/seller was made in good faith transferee/buyer takes on the risks of eventual soil pollution and damage as well as the expenses that may result from that and declares that he will absolve transferor/seller of any need for safeguards.
     8. Post intervention dossier.
     The seller states that the property has had construction done since May 1, 2001, but that these commenced prior to May 1, 2001, therefore the provisions of Royal Order dated January 25, 2001 regarding temporary mobile construction sites, are not applicable.
     9. Prerogative presale
     Transferor/seller declares:
a) that the transferred real estate is not listed on any inventory of levies regarding empty and neglected buildings and residences;
b) that he was not notified or warned by administrative notice that the property shall be placed on an inventory, except in case of profound challenge;
c) that the residence was not declared uninhabitable, that the sold property was not claimed as meant in article 13bis of County Law and the Royal Decree of December 6, 1993,
d) the undeveloped part of the presently transferred property is not located in a region indicated by the Flemish Government as a special region;
e) that the sold administrative building is not subject of any legal, decreed, or conventional right of pre-emption, option renewals, preferential rights or right of re-purchase.
     10. Fuel tank.
     Transferor/seller states that there is no underground or above ground fuel tank on the transferred property.
     11. Inspection of the electric equipment energy performance certificate.
     Not required since this is not a housing unit of a residential building.
     12. Risk zone for flooding.
     Undersigned record keeping notary declares in pursuance of article 68-7 of the Law Land Insurance Agreement that -based on the information obtained from the website http://geo-vlaanderen.agiv.be/geo-vlaanderen/overstromingskaarten previously described property, subject of current deed, is not located in a flood risk zone defined by Royal Decree.
     13. Natural gas (KLIM Federal Cables and Conduits Information Center).
     Parties declare — based on the information obtained on the website https://www.klim-cicc.be/klimnew/index.php?LG=1 — that previously described property is not located near transportation systems for hazardous products through conduits or above ground and underground high voltage cables.
     14. Ten-year liability.

     The transferee/buyer is simply put in the place of the transferor/seller regarding all rights he could invoke, have had invoked or having invoked in the context of the ten-year liability (articles 1792 and 2270 of the Civil Code). Buyer with nevertheless be held responsible, to the full exoneration of seller, for any expenses resulting therefrom in whatever amount that may be exacted starting today.
     15. Arbitration.
     All disputes possibly arising from this agreement will be definitively settled according to the Arbitration Regulation of CEPINA, by one or more arbiters appointed in accordance with this regulation.
Parties refer in this regard to http://cepani.be.
Arbitration tribunal will consist of three arbiters.
The seat for the procedure would be Brussels.
The arbitration language will be Dutch.
Applicable law will be Belgian law.
Parties that so desire, may decide that arbitration must be preceded by an attempt at mediation (Division IV-Regulation).
COST OF TRANSFER/SALE
      Current transfer of long lease on the administrative building is allowed and accepted for the BASE PRICE of eleven million nine thousand three hundred twenty two euros ( € 11,009,322.00), which gets adjusted as follows.
     INCREASE — not applicable.
      Aforementioned base price is increased with the rise of the construction index from May 2010 (base index) and with the new index: the index from August 2010.
     all of this according to the following formula
     The price is adjusted according to article 13 of Standard Specification VL100 for government transfers of contracts for construction projects CAT A, > 10 workers and according to the formula:
p = Px (0.4 x s/S + 0.4 i/I + 0.2)
Where:
- p=adjusted price;
- P= Price, based on contract;
- s= average hourly wage of laborer the second calendar month before signing the public instrument, augmented with % social security and insurance;
- S= same as s, average hourly wage operative in May 2010.
- i=index number, based on annual consumption of the most important materials and primary materials in the construction business, in use in the second calendar month before signing the public instrument;
- I=same as i, index number for May 2010.
Parties declare that for this only eventual increases need to be taken into account, not decreases. Negative indexes are thus not taken into account.
     No decreases (negative indexes) will be taken into account. The base price will not be adjusted in case of a decrease of the index (a negative index).
     CONDITIONAL DECREASE
      The aforementioned base price shall be decreased by one million one hundred and ninety three thousand and five hundred euros (€ 1,193,500.00) if the following conditions have been met:
     1.- seller receives the latest on December 31, 2010 from buyer the written confirmation that there will be 60 parking spaces made “available” for seller (and his personnel and guests) at the technology zone in Geel in an underground parking garage or above ground parking deck near the CIPAL buildings for the exclusive use of seller (and his personnel and guests), such confirmation to be given the latest 3 years from today.

     2.- these 60 parking spaces (hereafter also called “permanent” parking spaces) ought to be use-ready the latest 3 years from today.
     If these conditions (or one of these conditions) are not met the price decrease is definitively rescinded.
     If the availability of the “permanent parking spaces” requires investment expenses for the seller, these are assumed by the buyer and seller shall be completely exonerated of these costs.
     These 60 definitive parking spaces remain available to the seller at least as long as seller actually exercises the use of the seat of his activities at the technological zone in Geel.
     MODES OF PAYMENT OF PRICE/GRANTING OF DECREASE — DISCHARGE
      Executing notary establishes that the aforementioned base price of eleven million nine thousand three hundred twenty two euros (€ 11,009,322.00) — and the deed costs — have been paid by the transferee/buyer through a deposit from account 734-00476457-39 to account 733-3092100-61 of the executing notary.
     The amount of the eventual price decrease of one million one hundred and ninety three thousand and five hundred euros (€ 1,193,500.00) is blocked at the office of the executing notary (on an account listed under buyer’s name).
     The eventual price decrease will be definitively granted to buyer and the amount of the decrease — augmented with interests — will be immediately given by the executing notary to buyer as soon as 60 definitive parking spaces are preliminarily made available to seller, the latest 3 years after today. Any other scenario would preclude buyer from getting the amount of the price decrease which will be released — augmented by interest — by the executing notary to the seller.
     The transferor/seller declares having received the base price, minus aforementioned blocked decrease, from the transferee/buyer through a transfer from the accounting of the executing notary onto account number 091-0041660-76 (IBAN BE91 0910 0416 6076); CONSTITUTING FULL AND DEFINITIVE SETTLEMENT, contingent upon good and timely execution.
TRANSFERORS DECLARE DISMISSAL OF MORTGAGE REGISTRAR
The Mortgage Registrar is dismissed by transferors at the time of the transfer of this deed.
EXPENSES.
     The expenses, rights and fees of this deed of transfer/sale are paid by transferee/buyer.
DECLARATION REGARDING V.A.T.
      The undersigned notary confirms having given to parties reading material about articles 62 §2 and 73 §1 of the tax code on added value.
     When questioned about his function as tax payer regarding the tax on added value transferor/seller has explicitly declared to be responsible for the taxes on the added value with the sole number of 0219.395.192.
INTERVENTION OF THE ANTWERP PROVINCE
      THE ANTWERP PROVINCE has intervened in this. Their offices are at 2018 Antwerp, Koningin Elisabethlei 22, company registration number BTW BE 0207.725.597, Legal Person Register of Antwerp,

represented his by:
- Mr HELSEN Conrad Alfonse Gaby Franz, Deputy, born in Deurne (Antwerp) on June 7, 1961, living at 2950 Kaplan, Zilverlindendreef 2, bus 1 (id. card number 590-7216991-23 — national number 61.06.07.057-86); and
- Mrs JEUNINCKX Huguette Yolande Marina, executive secretary at the Province Administration of Antwerp, born in Antwerp on August 17, 1962, living at 2018 Antwerp, Justitiestraat 27, bus 17 (id. card number 590-3346509-35 — national number 62.08.17.444-16); acting according to authorization by the Deputies in their meeting of September 2, 2010 and acting in execution of a decision of the Provincial Council of September 23, 2010. Both the authorization by the Deputies and the decision of the Provincial Council will be attached to the current deed as for a certified copy, (appendix 4),
     They declare, after being appraised of the full contents of the current deed, explicitly agree with:
- current transfer of long lease by CIPAL to GENZYME FLANDERS regarding aforementioned properties and with the aforementioned adjustments to the transferred long lease,
- current sale of the administrative building,
- hereby explicitly discharge the mortgage registrar from taking an ex-officio registration during the current deed for whatever reason.
TAX DECLARATION
Regarding levies of registration rights of sales -
- the fair market value of the administration building is calculated to be two million nine hundred thousand euros (€ 2,900,000.00).
- the burden of retained enjoyment by the seller the latest 3 year from today, calculated to be seven hundred and fifty thousand and six hundred euros (€ 750,600.00) — taking into account a monthly rent value of the administration building of twenty thousand eight hundred and fifty euros (€ 20,850.00) (basic ground rent indexed up to today).
For the levy of registration rights for the transfer of long lease - the:
     - burdens of the transfer are estimated to be zero percent (0%),
     - yearly ground rent is declared to be twelve thousand six hundred and thirty five euro’s and seventy eight cents (€ 12,635.78) (basic ground rent indexed up to today).
CHOICE OF VENUE
      For this act parties choose their respective seats as their residences. The intervening party chooses as its venue the Provincial Administration at Antwerp, Koningin Elisabethlei 22.
MORTGAGE AUTHORIZATION
      Seller declares hereby explicitly that the sole property is not subject to any mortgage authorization, mortgage promise nor any irreversible order to transfer the sale proceeds to a financial institution.
FINAL STIPULATIONS.
      1. COMPETENCE.
     All parties declare having the necessary competence to execute the actions of the current deed and are not limited by a protective measure or restriction on decision making.
     2. REFERENCE TO PREVIOUS DEEDS
     All present confirm that previous deeds which my be referred to in this current deed ought to be considered as one unity with this deed to function together as public document.

     3. Those present recognize that the notary indicated to them the right that each party has to freely choose another notary or to retain the services of an adviser, especially when conflicts of interests of asymmetric clauses are concerned. Those present have declared that they do not see any conflicts of interest and that they see all clauses included in the deed as balanced and that they accept them on this count.
     Those present also confirm that the notary have informed them appropriately about the rights, duties and burdens that result from the current deed and advised them in an impartial manner.
     3. [sic] The executing notary confirms that the identity of the parties was presented to him through legal means of identification presented by the parties. The natural persons whose state registration numbers are mentioned in this deed explicitly declare that they accept the mention of this number in the deed and in all copies and extracts to be made from this deed.
Those present confirm that the identity information recorded in the deed are fully correct.
     4. Parties admit to each having received a draft of the current deed at least five days before the signing of the deed, i.e. on October 19, 2010. Current deed was read aloud in its entirety regarding the stipulations in article 12 paragraph 1 and 2 of the law of notarial practice, as well as eventual amendments to the previously mentioned subject. Current deed was explained in its entirety by me, notary, for the benefit of the parties.
     4. [sic] Right to the documents: fifty euros (€ 50.00).
     WHEREOF RECORD, executed in Geel, at my office, on above mentioned date and after fulfillment of everything mentioned above, signed by parties, intervening parties and us, notaries.
(Signatures follow)
Registered in Geel, November 9, 2010, eight sheet(s), one dispatch(es). Register 5, segment 583 folio 58 section 19. received: three hundred and eighty three thousand four hundred and seventy seven euros and twenty eight cents (€ 383,477.28). The senior inspector (signed) Tax Expert I. Gilis.
(APPENDICES FOLLOW)
FOR IDENTICAL COPY